Exhibit 4.12

CERTIFICATE OF INCREASE
OF
SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
OF
NAPRO BIOTHERAPEUTICS, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

        NaPro BioTherapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

  FIRST: In a Certificate of Designation filed with the Secretary of State of the State of Delaware on November 26, 1996, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue 190,000 shares of Series B Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $0.001 per share.

  SECOND: The board of directors of the Corporation by resolution adopted August 25, 2003, duly authorized and directed that the number of shares designated as the Corporation's Series B Junior Participating Preferred Stock and authorized for issuance be increased from 190,000 shares to 640,000 shares.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 25th day of August, 2003.

NAPRO BIOTHERAPEUTICS, INC.
By:	/s/ KAI LARSON Kai Larson Vice President, General Counsel and Assistant Secretary